Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone:  (847) 303-5300

Email:  DMeulemans@addus.com

Addus HomeCare Reports Second Quarter 2012 Results

Second Quarter Financial Highlights

•	Total net service revenues were $70.3 million

•	Net income of $1.5 million, or $0.14 per diluted share

Palatine, IL, August 2, 2012 - Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home-based social and medical services focused on the elderly dual eligible population, announced today its financial results for the second quarter ended June 30, 2012.

Second Quarter Review

Total net service revenues for the second quarter of 2012 were $70.3 million, a 3.0% increase compared to $68.3 million in the prior year quarter. Net income for the second quarter was $1.5 million, or $0.14 per diluted share, compared to $1.3 million or $0.12 per diluted share, in the prior year quarter.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated, “Our Home & Community segment continued its steady growth during the second quarter and we maintained our focus on performance improvements in our Home Health segment.”

Home & Community segment net service revenues for the second quarter of 2012 were $58.7 million, a 6.6% increase from the prior year quarter. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, increased 17.6% to $7.1 million, or 12.1% of revenue, in the second quarter, compared to $6.0 million, or 10.9% of revenue, in the prior year quarter. This improvement was primarily due to an increase in average census and related billable hours, improved field productivity, lower bad debt expense as well as a continued focus on cost control.

Home Health segment net service revenues for the second quarter of 2012 were $11.6 million, a 12.2% decrease over the prior year quarter. Home Health had an operating loss, including depreciation and amortization but excluding corporate expenses, of approximately $0.1 million, or (0.4)% of revenues, compared to operating income of $0.8 million, or 6.3% of revenues, in the prior year quarter.

Six Month Review

Total net service revenues for the six months ended June 30, 2012 were $138.2 million, a 2.3% increase compared to $135.1 million in the same prior year period. Net income for the six months ended June 30, 2012 was $2.1 million, or $0.19 per diluted share, compared to $2.2 million or $0.20 per diluted share, in the same prior year period.

Home & Community segment net service revenues for the six months ended June 30, 2012 were $115.6 million, a 5.9% increase from the same prior year period. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, increased 19.0% to $13.5 million, or 11.7% of revenue for the six months ended June 30, 2012, compared to $11.3 million, or 10.4% of revenue, in the same prior year period. This improvement was primarily due to an increase in average census and related billable hours, improved field productivity, lower bad debt expense as well as a continued focus on cost control.

Home Health segment net service revenues for the six months ended June 30, 2012 were $22.6 million, a 12.8% decrease over the same prior year period. Home Health had an operating loss, including depreciation and amortization but excluding corporate expenses, of $1.2 million, or (5.3)% of revenues, compared to operating income of $1.5 million, or 5.9% of revenues, in the same prior year period. Home Health segment net service revenues for the six months ended June 30, 2012 included an adjustment recorded in the first quarter of 2012 to estimates of accrued Medicare revenues totaling $0.9 million, which reduced profitability by $0.8 million.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2012 second quarter financial results after the market close on Thursday, August 2, 2012. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on August 2, 2012. The toll-free dial-in number is (866) 813-5647 (international dial-in number is 847-619-6249), with the passcode: 32963600. A telephonic replay of the conference call will be available through midnight on August 9, 2012, by dialing (888) 843-7419 (international dial-in number is 630-652-3042) and entering the passcode 32963600.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus focuses on serving the needs of the elderly dual eligible population. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, management plans related to acquisitions, the possibility that expected benefits may not materialize as expected, the failure of a target company’s business to perform as expected, Addus HomeCare’s inability to successfully implement integration strategies, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2012, and in Addus HomeCare’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Unaudited tables and notes follow)

# # #

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Income Statement Information:
Net service revenues	$70,281	$68,252	$138,205	$135,094
Cost of service revenues	49,862	48,142	99,145	95,930

Gross profit	20,419	20,110	39,060	39,164
General and administrative expenses	17,180	16,493	34,211	32,612
Gain on sale of agency	—	—	(495)	—
Depreciation and amortization	635	927	1,269	1,856

Total operating expenses	17,815	17,420	34,985	34,468

Operating income	2,604	2,690	4,075	4,696
Interest income	—	—	(128)	—
Interest expense	426	668	958	1,381

Total interest (income) expense	426	668	830	1,381

Income from operations before taxes	2,178	2,022	3,245	3,315
Income tax expense	714	689	1,152	1,129

Net income	$1,464	$1,333	$2,093	$2,186

Income per common share:
Basic and diluted	$0.14	$0.12	$0.19	$0.20

Weighted average number of common shares outstanding:
Basic	10,761	10,746	10,761	10,746

Diluted	10,785	10,770	10,781	10,762

	For the Six Months Ended June 30,
	2012	2011
Cash Flow Information:
Net cash provided by operating activities	$5,732	$29,098
Net cash used in investing activities	(259)	(632)
Net cash used in financing activities	(6,000)	(5,177)

Net change in cash	(527)	23,289
Cash at the beginning of the period	2,020	816

Cash at the end of the period	$1,493	$24,105

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets

Current assets
Cash	$1,493	$2,020
Accounts receivable, net	69,141	72,368
Prepaid expenses and other current assets	8,418	8,137
Deferred tax assets	6,336	6,336

Total current assets	85,388	88,861

Property and equipment, net	2,813	2,490

Other assets
Goodwill	50,615	50,695
Intangible assets, net	7,206	8,044
Deferred tax assets	4,089	4,089
Other assets	399	513

Total other assets	62,309	63,341

Total assets	$150,510	$154,692

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$4,929	$5,266
Accrued expenses	29,286	29,313
Current maturities of long-term debt	3,527	6,569
Deferred revenue	2,094	2,145

Total current liabilities	39,836	43,293

Long-term debt, less current maturities	22,000	24,958
Total stockholders’ equity	88,674	86,441

Total liabilities and stockholders’ equity	$150,510	$154,692

Segment Information (Unaudited)

	For the Three Months Ended June 30, 2012
	Home & Community	Home Health	Corporate	Total
Net service revenues	$58,656	$11,625	$—	$70,281
Cost of service revenues	43,532	6,330	—	49,862

Gross profit	15,124	5,295	—	20,419
Gross profit percentage	25.8%	45.5%		29.1%
General and administrative expenses	7,585	5,338	4,257	17,180
Depreciation and amortization	461	4	170	635

Total operating expenses	8,046	5,342	4,427	17,815

Operating income (loss)	$7,078	$(47)	$(4,427)	$2,604

Operating income percentage	12.1%	-0.4%	-6.3%	3.7%

	For the Three Months Ended June 30, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$55,009	$13,243	$—	$68,252
Cost of service revenues	41,076	7,066	—	48,142

Gross profit	13,933	6,177	—	20,110
Gross profit percentage	25.3%	46.6%		29.5%
General and administrative expenses	7,304	5,208	3,981	16,493
Depreciation and amortization	609	129	189	927

Total operating expenses	7,913	5,337	4,170	17,420

Operating income (loss)	$6,020	$840	$(4,170)	$2,690

Operating income percentage	10.9%	6.3%	-6.1%	3.9%

	For the Six Months Ended June 30, 2012
	Home & Community	Home Health	Corporate	Total
Net service revenues	$115,579	$22,626	$—	$138,205
Cost of service revenues	86,161	12,984	—	99,145

Gross profit	29,418	9,642	—	39,060
Gross profit percentage	25.5%	42.6%		28.3%
General and administrative expenses	14,993	10,845	8,373	34,211
Gain on sale of agency	—	—	(495)	(495)
Depreciation and amortization	927	7	335	1,269

Total operating expenses	15,920	10,852	8,213	34,985

Operating income (loss)	$13,498	$(1,210)	$(8,213)	$4,075

Operating income percentage	11.7%	-5.3%	-5.9%	2.9%

	For the Six Months Ended June 30, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$109,152	$25,942	$—	$135,094
Cost of service revenues	81,853	14,077	—	95,930

Gross profit	27,299	11,865	—	39,164
Gross profit percentage	25.0%	45.7%		29.0%
General and administrative expenses	14,735	10,070	7,807	32,612
Depreciation and amortization	1,219	257	380	1,856

Total operating expenses	15,954	10,327	8,187	34,468

Operating income (loss)	$11,345	$1,538	$(8,187)	$4,696

Operating income percentage	10.4%	5.9%	-6.1%	3.5%

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
General:
Adjusted EBITDA (in thousands) (1)	$3,312	$3,695	$5,484	$6,697
States served at period end	19	19	19	19
Locations at period end	117	129	117	129
Employees at period end	14,289	13,168	14,289	13,168
Home & Community
Average census	23,714	22,753	23,447	22,629
Billable hours (in thousands)	3,477	3,229	6,851	6,414
Billable hours per business day	54,334	50,456	53,522	50,506
Revenues per billable hour	$16.86	$17.03	$16.86	$17.02
Home Health
Medicare admissions (2)	2,012	2,274	4,183	4,547
Non-Medicare admissions	1,236	1,707	2,596	3,321
Medicare revenues per episode completed	$2,551	$2,517	$2,565	$2,528
Percentage of Revenues by Payor:
State, local or other governmental	82%	80%	83%	80%
Medicare	11%	12%	11%	12%
Other	7%	8%	6%	8%

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Reconciliation of Adjusted EBITDA to Net Income:

Net income	$1,464	$1,333	$2,093	$2,186
Net interest expense	426	668	830	1,381
Income tax expense	714	689	1,152	1,129
Depreciation and amortization	635	927	1,269	1,856
Stock-based compensation expense	73	78	140	145

Adjusted EBITDA	$3,312	$3,695	$5,484	$6,697

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, revaluation of contingent consideration, net interest (income) expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.